Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2019 RESULTS

New York, NY – August 8, 2019 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today reported results for the second quarter 2019.

Highlights

•	Net loss for the second quarter was $16.5 million, or $0.57 per share, compared to a net loss of $18.8 million, or $0.65 per share, in the second quarter of 2018. Net loss for the quarter reflects the impact of a loss on vessel sales of $1.6 million. Net loss excluding these items was $15.0 million, or $0.51 per share.
•	Time charter equivalent (TCE) revenues(A) for the second quarter were $62.5 million, compared to $50.0 million in the second quarter of 2018.
•	Adjusted EBITDA(B) for the second quarter was $21.3 million, compared to $9.2 million in the same period of 2018.
•	Cash(C) was $150.3 million as of June 30, 2019; total liquidity was $200.3 million, including $50.0 million undrawn revolver, compared to cash of $117.6 million and total liquidity of $167.6 million as of December 31, 2018.
•	Sold a 2004-built MR and agreed to sell another 2004-built MR during the quarter, which was delivered to the buyer in July.
•	Made a prepayment of $10 million in July on the 2017 Term Loan Facility using restricted cash set aside from the proceeds of vessel sales.
•	Chartered-in a 2010-built Panamax for six months.
•	Subsequent to the end of the quarter, exercised an option to extend the charter-in on a 2006-built MR for an additional 6-month period expiring in February 2020, and agreed to charter-in a 2006-built Panamax for a two-year period with no options to extend.

“During the second quarter, our fleet of crude and product tankers performed in-line with our expectations, as increased refinery maintenance ahead of the IMO 2020 low sulfur regulations contributed to rates that were lower than the strong levels reached in the first quarter of 2019 but higher than the comparable period last year,” said Lois K. Zabrocky, International Seaways’ president and CEO. “We are pleased to have further enhanced our balance sheet in the second quarter, as we increased total liquidity to $200.3 million, up $32.7 million year to date. With our highest cash and liquidity position since inception, we have also taken steps to reduce debt, consistent with our disciplined and balanced capital allocation strategy.”

Ms. Zabrocky continued, “Underlying tanker fundamentals remain supportive of a recovering market during a time when we continue to expect incremental demand from IMO 2020 to positively affect the product and crude tanker rate environment in the second half of 2019 and into 2020. With our modern, sizeable fleet and significant operating leverage, we are well positioned to capitalize on strengthening market conditions. As we focus on enhancing long-term shareholder value, we also maintain a commitment to ESG principles, accretive capital allocation and provision of safe, reliable service to leading energy companies.”

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Second Quarter 2019 Results

Net loss for the second quarter of 2019 was $16.5 million, or $0.57 per diluted share, compared to a net loss of $18.8 million, or $0.65 per diluted share, in the second quarter of 2018. The decreased loss in the second quarter of 2019 primarily reflects higher TCE revenues, a reduction in third-party debt modification fees and an increase in other income principally because the second quarter of 2018 included a loss on extinguishment of debt and a write-off of deferred finance costs aggregating $3.6 million. These positive factors were partially offset by a loss on disposal of vessels and other property, net of impairments of $1.6 million, compared to a gain on disposal of vessels in the second quarter of 2018 of $6.7 million, an increase in charter hire expenses principally attributable to increased activity in the Company’s Lightering business, and increased interest expense. Net loss for the first half of 2019 was $5.6 million, or $0.19 per share, compared to a net loss of $48.1 million, or $1.65 per share, for the first half of 2018.

Consolidated TCE revenues for the second quarter of 2019 were $62.5 million, compared to $50.0 million in the second quarter of 2018. Shipping revenues for the second quarter of 2019 were $69.0 million, compared to $56.9 million in the second quarter of 2018. Consolidated TCE revenues for the first half of 2019 were $156.5 million, compared to $98.8 million for the first half of last year. Shipping revenues for the first half of 2019 were $170.9 million compared to $108.9 million in the prior year period.

The increase in interest expense in the second quarter of 2019 compared to the second quarter of 2018 was primarily attributable to the impact of debt facilities entered into by the Company during the second quarter of 2018 in connection with the completion of the acquisition of six VLCCs.

Adjusted EBITDA was $21.3 million for the quarter, compared to $9.2 million in the second quarter of 2018. Adjusted EBITDA was $68.6 million for the first half of 2019, compared to $15.7 million for the first half of 2018.

Crude Tankers

TCE revenues for the Crude Tankers segment were $45.7 million for the current quarter compared to $34.4 million in the second quarter of 2018. This increase primarily resulted from the impact of higher average rates in the VLCC, Suezmax and Aframax sectors, with spots rates climbing to approximately $20,000, $20,800, and $13,500 per day, respectively, aggregating approximately $9.3 million. The impact of increased revenue days in the VLCC sector accounted for $2.6 million and reflected the acquisitions of one 2015-built and five 2016-built VLCCs, which were delivered to the Company in June 2018, partially offset by the disposals of one 2000-built and one 2001-built VLCC in 2018, and 91 more drydock days in the current quarter. The balance of the increase in TCE revenues was substantially attributable to higher activity in the Company’s Lightering business in the 2019 quarter compared with the second quarter of 2018, which accounted for $3.1 million in TCE revenues. Partially offsetting the TCE revenue increases was a $3.8 million decrease in TCE revenue due to a 319-day reduction in Aframax and Panamax revenue days, which was driven primarily by the sale of two 2001-built Aframaxes and a 2002-built Panamax between May and October 2018. Shipping revenues for the Crude Tankers segment were $52.1 million for the second quarter of 2019 compared to $41.2 million in the second quarter of 2018. TCE revenues for the Crude Tankers segment were $118.2 million for the first half of 2019, compared to $63.6 million for the first half of 2018. Shipping revenues for the Crude Tankers segment were $132.5 million for the first half of 2019, compared to $73.5 million in the first half of 2018.

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Product Carriers

TCE revenues for the Product Tankers segment were $16.8 million for the current quarter, compared to $15.6 million in the second quarter of 2018. This increase primarily resulted from the impact of higher average daily blended rates earned by the LR1, LR2 and MR fleets, with spot rates rising to approximately $17,300, $17,700 and $11,600 per day, respectively, increasing TCE revenues by approximately $3.7 million in the aggregate compared to the second quarter of 2018. This was partially offset by the impact of a decline in revenue days in the MR sector accounting for $2.3 million arising from the net impact of (i) a 287-day decrease in MR revenue days in the current period, resulting primarily from the sales of three MRs between the second and fourth quarters of 2018, one MR during the second quarter of 2019 and the redeliveries of two MRs to their owners during the second quarter of 2018 at the expiry of their respective bareboat charters, offset by (ii) a 78-day reduction in repair days as compared to the prior second quarter of 2018. Shipping revenues for the Product Carriers segment were $16.9 million for the second quarter of 2019, compared to $15.8 million in the second quarter of 2018. TCE revenues for the Product Carriers segment were $38.3 million for the first half of 2019, compared to $35.2 million for the first half of 2018. Shipping revenues for the Product Carriers segment were $38.4 million for the first half of 2019, compared to $35.4 million for the first half of 2018.

Vessel Sales and Charters-in of Vessels

During the second quarter, the Company sold and delivered a 2004-built MR to its buyer. The Company also agreed to sell another 2004-built MR, which was delivered to its buyer in July. In May, the Company chartered-in a 2010-built Panamax for a period of six months.

Additionally, subsequent to the end of the quarter, the Company exercised an option to extend the charter-in on a 2006-built MR for an additional 6-month period expiring in February 2020; and agreed to charter-in a 2006-built Panamax for a two-year period.

Debt Prepayment

On July 31, 2019, the Company made a prepayment of $10 million on the 2017 Term Loan Facility using restricted cash set aside from the proceeds of vessel sales. This prepayment will result in a $350 thousand reduction of interest expense for the remainder of 2019 as well as a $135 thousand proportional reduction in future quarterly principal amortization payments from $6.1 million to $6.0 million and is consistent with our stated capital allocation strategy.

Conference Call

The Company will host a conference call to discuss its second quarter 2019 results at 9:00 a.m. Eastern Time (“ET”) on Thursday, August 8, 2019.

To access the call, participants should dial (855) 940-9471 for domestic callers and (412) 317-5211 for international callers. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.intlseas.com.

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Thursday, August 8, 2019 through 11:59 p.m. ET on Thursday, August 15, 2019 by dialing (877) 344-7529 for domestic callers and (412) 317-0088 for international callers, and entering Access Code 10133806.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 46 vessels as of July 31, 2019, including 13 VLCCs, two Suezmaxes, six Aframaxes/LR2s, 11 Panamaxes/LR1s and 8 MR tankers. Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at www.intlseas.com.

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Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2018 for the Company, the Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

David Siever, International Seaways, Inc.

(212) 578-1635

dsiever@intlseas.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$44,713	$33,601	$112,350	$69,115
Time and bareboat charter revenues	6,541	6,608	12,061	14,521
Voyage charter revenues	17,756	16,700	46,473	25,251
Total Shipping Revenues	69,010	56,909	170,884	108,887

Operating Expenses:
Voyage expenses	6,523	6,897	14,368	10,074
Vessel expenses	30,746	31,528	61,284	68,186
Charter hire expenses	13,033	10,723	30,218	19,346
Depreciation and amortization	18,818	16,804	37,747	34,428
General and administrative	6,297	6,064	13,070	12,093
Provision for credit losses, net	(21)	-	1,277	-
Third-party debt modification fees	-	1,302	30	1,302
Loss/(gain) on disposal of vessels and other property, net of impairments	1,548	(6,740)	1,500	(167)
Total operating expenses	76,944	66,578	159,494	145,262
(Loss)/income from vessel operations	(7,934)	(9,669)	11,390	(36,375)
Equity in income of affiliated companies	8,015	8,822	16,085	17,162
Operating income/(loss)	81	(847)	27,475	(19,213)
Other income/(expense)	839	(4,863)	1,875	(4,184)
Income/(loss) before interest expense and income taxes	920	(5,710)	29,350	(23,397)
Interest expense	(17,443)	(13,086)	(34,976)	(24,707)
Loss before income taxes	(16,523)	(18,796)	(5,626)	(48,104)
Income tax provision	-	-	-	(8)
Net loss	$(16,523)	$(18,796)	$(5,626)	$(48,112)

Weighted Average Number of Common Shares Outstanding:
Basic	29,220,345	29,130,230	29,200,897	29,118,271
Diluted	29,220,345	29,130,230	29,200,897	29,118,271

Per Share Amounts:
Basic and diluted net loss per share	$(0.57)	$(0.65)	$(0.19)	$(1.65)

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Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$91,662	$58,313
Voyage receivables	74,460	94,623
Other receivables	5,576	5,246
Inventories	4,110	3,066
Prepaid expenses and other current assets	6,916	5,912
Current portion of derivative asset	30	460
Total Current Assets	182,754	167,620
Restricted Cash	58,630	59,331
Vessels and other property, less accumulated depreciation	1,291,862	1,330,795
Vessel held for sale	6,754	-
Deferred drydock expenditures, net	23,382	16,773
Total Vessels, Deferred Drydock and Other Property	1,321,998	1,347,568
Operating lease right-of-use assets	33,216	-
Investments in and advances to affiliated companies	265,959	268,322
Long-term derivative asset	26	704
Other assets	2,626	5,056
Total Assets	$1,865,209	$1,848,601

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$34,427	$23,008
Current portion of operating lease liabilities	11,481	-
Current installments of long-term debt	57,680	51,555
Current portion of derivative liability	1,912	707
Total Current Liabilities	105,500	75,270
Long-term operating lease liabilities	19,030	-
Long-term debt	736,826	759,112
Long-term derivative liability	6,386	1,922
Other liabilities	2,129	2,442
Total Liabilities	869871	838,746

Equity:
Total Equity	995,338	1,009,855
Total Liabilities and Equity	$1,865,209	$1,848,601

On January 1, 2019, the Company adopted the provisions of ASU 2016-02, Leases (ASC 842), using the modified retrospective transition approach. Accordingly, the condensed consolidated balance sheet as of June 30, 2019 reflects right of use assets of $33,216 and corresponding lease liabilities aggregating $30,511. The adoption of this new standard did not have an impact on our lease expenses for the three and six months ended June 30, 2019.

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Consolidated Statements of Cash Flows

($ in thousands)

	Six Months Ended June 30,
	2019	2018
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(5,626)	$(48,112)
Items included in net loss not affecting cash flows:
Depreciation and amortization	37,747	34,428
Loss on write-down of vessels and other assets	-	948
Amortization of debt discount and other deferred financing costs	3,560	2,651
Deferred financing costs write-off	-	2,273
Stock compensation, non-cash	1,821	1,525
Earnings of affiliated companies	(16,367)	(17,548)
Other – net	227	233
Items included in net loss related to investing and financing activities:
Loss/(gain) on disposal of vessels and other property, net	1,500	(1,115)
Loss on repurchase of debt	-	1,295
Cash distributions from affiliated companies	6,528	35,863
Payments for drydocking	(10,878)	(2,701)
Insurance claims proceeds related to vessel operations	640	3,528
Changes in operating assets and liabilities	24,626	(3,145)
Net cash provided by operating activities	43,778	10,123
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(5,356)	(128,925)
Proceeds from disposal of vessels and other property, net	9,090	126,504
Expenditures for other property	(301)	(320)
Investments in and advances to affiliated companies, net	434	1,966
Repayments of advances from affiliated companies	5,272	93,142
Net cash provided by investing activities	9,139	92,367
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	-	72,924
Extinguishment of debt	-	(60,000)
Payments on debt	(19,652)	(42,770)
Cash paid to tax authority upon vesting of stock-based compensation	(359)	(397)
Other – net	(258)	-
Net cash used in financing activities	(20,269)	(30,243)
Net increase in cash, cash equivalents and restricted cash	32,648	72,247
Cash, cash equivalents and restricted cash at beginning of year	117,644	70,606
Cash, cash equivalents and restricted cash at end of period	$150,292	$142,853

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2019 and the comparable period of 2018. Revenue days in the quarter ended June 30, 2019 totaled 3,430 compared with 3,833 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $803 and $599 per day for the three months ended June 30, 2019 and 2018, respectively.

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
ULCC
Average TCE Rate	$-	$-		$-	$-
Number of Revenue Days	-	-	-	4	-	4
VLCC
Average TCE Rate	$20,038	$-		$12,242	$9,660
Number of Revenue Days	1,065	-	1,065	813	9	822
Suezmax
Average TCE Rate	$20,772	$-		$13,070	$-
Number of Revenue Days	182	-	182	182	-	182
Aframax
Average TCE Rate	$13,540	$-		$11,061	$-
Number of Revenue Days	318	-	318	526	-	526
Panamax
Average TCE Rate	$12,095	$13,199		$14,861	$11,323
Number of Revenue Days	113	486	599	182	528	710
Total Crude Tankers Revenue Days	1,678	486	2,164	1,707	537	2,244
Product Carriers
LR2
Average TCE Rate	$17,746	$-		$12,585	$-
Number of Revenue Days	72	-	72	91	-	91
LR1
Average TCE Rate	$17,271	$-		$16,001	$-
Number of Revenue Days	347	-	347	364	-	364
MR
Average TCE Rate	$11,571	$-		$8,613	$5,294
Number of Revenue Days	847	-	847	1,043	91	1,134
Total Product Carriers Revenue Days	1,266	-	1,266	1,498	91	1,589
Total Revenue Days	2,944	486	3,430	3,205	628	3,833

The average rate reported in the above table for the Aframaxes includes 61 days in the second quarter of 2019 during which a 2001-built Aframax operated under a commercial management agreement subsequent to its departure from the commercial pool in which it previously participated.  The average spot TCE rate earned by the Company’s Aframaxes excluding such vessel subsequent to its departure from the commercial pool was $15,100 for the three months ended June 30, 2019. Further, the above table excludes activity in the Crude Tankers Lightering business and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

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Fleet Information

As of June 30, 2019, INSW’s owned and operated 47 vessels, 35 of which were owned, 6 of which were chartered in, and 6 were held through joint venture partnerships (2 FSO and 4 LNG vessels)

	Vessels Owned		Vessels Chartered-in		Total at June 30, 2019
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
FSO	2	1.0	-	-	2	1.0	864,046
VLCC	13	13.0	-	-	13	13.0	3,950,110
Suezmax	2	2.0	-	-	2	2.0	316,864
Aframax	3	3.0	2	2.0	5	5.0	562,943
Panamax	7	7.0	-	-	7	7.0	487,490
Crude Tankers	27	26.0	2	2.0	29	28.0	6,181,453

LR2	1	1.00	-	-	1	1.0	109,999
LR1	4	4.00	-	-	4	4.0	297,710
MR	5	5.00	4	4.0	9	9.0	452,303
Product Carriers	10	10.00	4	4.0	14	14.0	860,012

Total Crude Tanker & Product Carrier Operating Fleet	37	36.0	6	6.0	43	42.0	7,041,465
LNG Fleet	4	2.0	-	-	4	2.0	864,800 cbm
							7,041,465
							and
Total Operating Fleet	41	38.0	6	6.0	47	44.0	864,800 cbm

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

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(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the condensed consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2019	2018	2019	2018
Time charter equivalent revenues	$62,487	$50,012	$156,516	$98,813
Add: Voyage expenses	6,523	6,897	14,368	10,074
Shipping revenues	$69,010	$56,909	$170,884	$108,887

(B) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2019	2018	2019	2018
Net loss	$(16,523)	$(18,796)	$(5,626)	$(48,112)
Income tax provision	-	-	-	8
Interest expense	17,443	13,086	34,976	24,707
Depreciation and amortization	18,818	16,804	37,747	34,428
EBITDA	19,738	11,094	67,097	11,031
Third-party debt modification fees and costs
associated with repurchase of debt	-	1,302	30	1,302
Loss/(gain) on disposal of vessels and other property	1,548	(6,740)	1,500	(167)
Write-off of deferred financing costs	-	2,273	-	2,273
Loss on extinguishment of debt	-	1,295	-	1,295
Adjusted EBITDA	$21,286	$9,224	$68,627	$15,734

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(C) Total Cash

	June 30,	December 31,
($ in thousands)	2019	2018
Cash and cash equivalents	$91,662	$58,313
Restricted cash	58,630	59,331
Total Cash	$150,292	$117,644

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